UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): February 7, 2013

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54335	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St. Tel Aviv, Israel	67448
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-3-691-7691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2013, Michael Berman was appointed to the Board of Directors (the “Board”) of InspireMD, Inc. (the “Company”), to serve as a Class II member of the Board and as the chairman of the nominating and corporate governance committee, with a term expiring at the Company’s 2013 annual meeting of stockholders. In connection with his appointment, Mr. Berman was granted an option to purchase 124,415 shares of the Company’s common stock (“Common Stock”) on February 7, 2013 at an exercise price of $3.40 per share, the closing price of the Common Stock on the date of grant (the “Berman Option”), subject to the terms and conditions of the 2011 U.S. Equity Incentive Plan, a sub-plan of the Company’s 2011 Umbrella Option Plan. The Berman Option vests and becomes exercisable in three equal annual installments beginning on the one-year anniversary of the date of grant, provided that in the event that Mr. Berman is either (i) not reelected as a director at the Company’s 2013 annual meeting of stockholders, or (ii) not nominated for reelection as a director at the Company’s 2013 annual meeting of stockholders, the option vests and becomes exercisable on the date of Mr. Berman’s failure to be reelected or nominated. The Berman Option has a term of 10 years from the date of grant.

Mr. Berman is a medical device entrepreneur who works with high-potential development and early-stage commercial companies. From 1995 until 2000, Mr. Berman was president of Boston Scientific Scimed, Inc. From 1997 to 2000, he was a member of Boston Scientific’s Executive Committee. In 2000, he co-founded Velocimed, LLC, an endovascular and cardiology incubator, and served as a board member until the company was sold to St. Jude Medical, Inc. in April 2005. In 2007, Mr. Berman was a founding director of Lutonix, Inc., a medical device company developing a drug-coated balloon for the treatment of peripheral arterial disease, which was sold to CR. Bard, Inc. in 2011. From 2005 Mr. Berman was a co-founder and the chairman of BridgePoint Medical, Inc., which developed technology to treat coronary and peripheral vascular chronic total occlusions, until the company was sold to Boston Scientific in October 2012. Mr. Berman was also a member of the board of UltraShape Ltd. from 2005 until 2011, when the company was sold to Syneron Medical Ltd. Mr. Berman has served since 2003 as co-founder and a director of Aetherworks I and II, a medical device incubator, since 2006 as a co-founder and chairman of Apnex Medical, Inc., a company developing an active implant for the treatment of obstructive sleep apnea, since 2004 as a co-founder and director of Benechill, Inc., a company developing a therapeutic hypothermia system for the treatment of cardiac arrest, since 2011 as an advisor to, and since 2012 as a direct of, Cardiosonic, Inc., a company developing a system for hypertension reduction via renal denervation, and since 2005 as a director of PharmaCentra, LLC, which creates customizable marketing programs that help pharmaceutical companies communicate with physicians and patients, since 2011 as a co-founder and director of MikrobEX Inc., a company developing an innovative treatment for C Diff colitis, since 2011 as a director of AngioSlide Ltd., a medical device company that has developed an embolic capture angioplasty device, and since 2011 as a director of InterValve, Inc., a medical device company developing an aortic valvuloplasty balloon for treatment of calcific aortic stenosis. Mr. Berman was a member of the Data Sciences International, Inc. board from 2001 until 2012. Mr. Berman brings to the Board his extensive executive and entrepreneurial experiences in the field of medical devices and interventional cardiology, and the Company believes he will bring valuable insights in strengthening and advancing its strategic focus.

Item 8.01 Other Events.

On February 11, 2013, the Company issued a press release announcing the appointment of Mr. Berman as a director of the Company. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated February 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inspiremd, inc.

Date: February 13, 2013	By:	/s/ Craig Shore
Name: Craig Shore Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 11, 2013